Exhibit 99

NEWS RELEASE

Media Information Contact:
Barry B. Davall, President & CEO
Community Partners Bancorp
(732) 706-9009
www.communitypartnersbancorp.com

For Immediate Release

Community Partners Bancorp

Reports Fourth Quarter And Year End Earnings

Middletown, New Jersey - January 19, 2007

Community Partners Bancorp (NASDAQ CM: CPBC) the parent company of Two River Community Bank and The Town Bank reported consolidated earnings and asset growth for the fourth quarter and year ended December 31, 2006. The Company reported net income of $1,056,000 for the quarter ended December 31, 2006, or $0.16 per share for basic and diluted, compared to net income of $577,000 for the fourth quarter of 2005, or $0.14 for basic and diluted earnings per share. Net income for the quarter ended December 31, 2006 increased by $479,000 or 83.0% over the same prior year quarter. Diluted earnings per share for the quarter ended December 31, 2006, increased by $0.02 per share, or 14.3% compared to the same prior year quarter. Weighted average shares outstanding and earnings per share were retroactively adjusted to reflect the 3% stock dividend which was paid September 1, 2006 to shareholders of record as of August 18, 2006.

For the year ended December 31, 2006, net income increased to $3,699,000 compared to $2,092,000 for the year ended December 31, 2005. This represents an increase of $1,607,000 or 76.8% in net income. Basic and diluted earnings per share for the year ended December 31, 2006 were $0.63 and $0.61, respectively, compared to basic and diluted earnings per share of $0.52 and $0.49, respectively, for the year ended December 31, 2005. Operating results were significantly higher during the 2006 periods as a result of the accretive effect resulting from the acquisition of The Town Bank and the continued growth of the Company.

At December 31, 2006, assets totaled $520.5 million, an increase of $252.2 million, or 94.0% over December 31, 2005 assets of $268.3 million. The Company's loan portfolio, net of allowances for loan losses, increased to $412.3 million at December 31, 2006, compared to $213.9 million at December 31, 2005, an increase of $198.4 million, or 92.8%. Total deposits increased to $441.9 million at December 31, 2006, compared to $236.4 million at December 31, 2005, an increase of $205.5 million, or 86.9%. The significant balance sheet growth recorded during 2006 resulted from the acquisition of Town Bank as of April 1, 2006 and the organic growth of the Company for the period ended December 31, 2006.

Barry B. Davall, President and CEO of Community Partners Bancorp, stated, "The interest rate environment during 2006 created a challenging year for the financial industry. I am very pleased with the performance of The Town Bank and Two River Community Bank, which produced continued quality growth in assets and improved operating performance." He further added, "We expect that 2007 will continue to produce challenges, but we look forward to the New Year with much enthusiasm as we implement our strategic initiatives."

Community Partners Bancorp is the holding company for Two River Community Bank, which is headquartered in Middletown, New Jersey, and The Town Bank, which is headquartered in Westfield, New Jersey. Two River Community Bank operates ten branches throughout Monmouth County and The Town Bank operates two branches in Westfield and anticipates breaking ground on branches in Cranford and Fanwood, New Jersey in 2007. Community Partners acquired The Town Bank on April 1, 2006 in a transaction that was accounted for under the purchase accounting method for financial reporting purposes, with Two River as the acquiring entity for accounting purposes. Community Partners was formed in connection with that transaction and had no business operations prior to April 1, 2006.

Reported earnings and balance sheet figures of Community Partners Bancorp prior to April 1, 2006, include those of Two River Community Bank and do not include those of The Town Bank. Current period performance, other than per share amounts and ratio analysis, is not generally comparable to reported results for the corresponding prior year and prior quarter periods, as a significant portion of the increases in reported earnings and balance sheet figures are due to the inclusion of Town Bank in the current but not the prior periods.

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COMMUNITY PARTNERS BANCORP
CONSOLIDATED BALANCE SHEETS
December 31, 2006 and December 31, 2005
(In thousands, except share data)

	December 31, 2006	December 31, 2005
ASSETS

Cash and due from banks	$9,036	$5,827
Federal funds sold	6,141	-
Total cash and cash equivalents	15,177	5,827

Securities available-for-sale	44,756	34,114
Securities held-to-maturity (fair value of $7,638 and $5,836 at December 31,
2006 and December 31, 2005, respectively)	7,632	5,841

Loans	416,904	216,327
Less allowance for loan loss	(4,567)	(2,380)
Net loans	412,337	213,947

Bank-owned life insurance	3,821	3,667
Premises and equipment, net	5,248	2,390
Accrued interest receivable	2,345	973
Other assets	2,661	1,517
Intangible assets, net of accumulated amortization of $287	26,543	-

Total assets	$520,520	$268,276

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Deposits
Non-interest bearing	$72,119	$50,301
Interest bearing	369,799	186,148
Total deposits	441,918	236,449

Securities sold under agreements to repurchase	7,802	5,197
Short-term borrowings	-	1,514
Accrued interest payable	587	71
Other liabilities	1,894	1,278
Total liabilities	452,201	244,509
SHAREHOLDERS' EQUITY
Common stock - authorized 25,000,000 shares of no par value, issued and outstanding 6,511,582 at December 31, 2006 and $2.00 par value, authorized 10,000,000 shares, issued and outstanding 3,936,595 at
December 31, 2005	64,729	7,873
Preferred stock - authorized 6,500,000 shares of no par value, issued and outstanding, none at December 31, 2006 and none authorized at
December 31, 2005	-	-
Additional paid-in capital	-	14,310
Retained earnings	3,884	2,153
Accumulated other comprehensive loss	(294)	(569)
Total shareholders' equity	68,319	23,767

Total liabilities and shareholders' equity	$520,520	$268,276

COMMUNITY PARTNERS BANCORP
CONSOLIDATED STATEMENTS OF INCOME
For the Three Months and Twelve Months Ended December 31, 2006 and 2005

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
	(In thousands, except per share data)

INTEREST INCOME:
Loans, including fees	$8,148	$3,662	$27,004	$13,104
Investment securities	610	396	2,328	1,639
Federal funds sold	101	11	467	52
Total Interest Income	8,859	4,069	29,799	14,795

INTEREST EXPENSE:
Deposits	3,728	1,170	11,805	3,729
Securities sold under agreements to repurchase	85	39	293	153
Short-term borrowings	60	51	141	173
Total Interest Expense	3,873	1,260	12,239	4,055

Net Interest Income	4,986	2,809	17,560	10,740

PROVISION FOR LOAN LOSSES	112	140	649	453

Net Interest Income after Provision for Loan Losses	4,874	2,669	16,911	10,287

NON-INTEREST INCOME:
Service fees on deposit accounts	213	128	655	466
Other loan customer service fees	43	107	230	343
Earnings from investment in life insurance	41	50	166	167
Other income	101	72	435	252
Total Non-Interest Income	398	357	1,486	1,228

NON-INTEREST EXPENSES:
Salaries and employee benefits	1,902	1,173	6,545	4,490
Occupancy and equipment	582	417	2,117	1,580
Amortization of identifiable intangibles	96	-	287	-
Other operating expenses	987	528	3,566	2,127
Total Non-Interest Expenses	3,567	2,118	12,515	8,197

Income before Income Taxes	1,705	908	5,882	3,318
INCOME TAX EXPENSE	649	331	2,183	1,226

NET INCOME	$1,056	$577	$3,699	$2,092

EARNINGS PER SHARE:
Basic	$0.16	$0.14	$0.63	$0.52
Diluted	$0.16	$0.14	$0.61	$0.49

Weighted average shares outstanding (in thousands):
Basic	6,512	4,055	5,899	4,052
Diluted	6,685	4,229	6,077	4,252